News Release

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Corp. Reports Fourth Quarter
and Fiscal Year 2008 Results

•	Revenue for 2008 up 7.4% over prior year to $12.8 million; weak fourth quarter reflects timing of initiation of new and renewed contracts and backorders
•
Renewed Patient Support Program with top-ten pharmaceutical manufacturer to provide $0.8 million in billings in fiscal 2009 first quarter; near equivalent to full-year fiscal 2008 billings to market sector

•	Record billings projected for the fiscal 2009 first quarter; expects approximately $4.7 million in billings, an increase of 30% over prior year first quarter.

HOUSTON, Texas, September 29, 2008 - Sharps Compliance Corp. (OTCBB: SCOM) (“Sharps” or the “Company”), a leading provider of cost-effective disposal solutions for small quantity generators of medical waste, today reported its financial results for the fourth quarter of fiscal 2008 which ended June 30, 2008. Revenue was $2.8 million in the fourth quarter of fiscal 2008 compared with $2.9 million in the same period the prior fiscal year. For the full year, revenue was $12.8 million in fiscal 2008, a 7.4% increase compared with revenue of $12.0 million in fiscal 2007.

Fourth quarter fiscal 2008 customer billings were $2.8 million compared with $3.0 million in the same period the prior fiscal year. Billings increased across all markets except healthcare, retail and pharmaceutical primarily due to the timing of implementation of contracts and orders for the flu shot season combined with a temporary backorder of Pitch-It™ IV Poles for the healthcare industry. Growth in the hospitality, commercial and professional markets was driven by continued strong demand for the Company’s value-added products.

For fiscal 2008 year-end, customer billings increased to $13.2 million, up 7.6% compared with $12.2 million in fiscal 2007. Growth in year-over-year billings was led by the pharmaceutical manufacturing, hospitality, and professional markets. Pharmaceutical market billings increased 61% year-over-year as a result of the Company’s first Patient Support Program with a top-ten pharmaceutical manufacturer. The Patient Support Program combines services to support the pharmaceutical manufacturers’ product delivery system, patient tracking and compliance. Sharps provides direct patient fulfillment of the Sharps Disposal by Mail System®, product timing and consumption tracking with its proprietary SharpsTracer™ system and data feedback to the manufacturer. The Company recently renewed this program through June 2009 and expects the total value of this contract to exceed $1.7 million, with billings of approximately $800 thousand in the first quarter of fiscal 2009 and $900 thousand in the second half of fiscal 2009.

Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance, commented, “Revenue and billings, and consequently earnings, were affected by the timing of new and renewed contracts which were executed earlier in the year and began shipping in the first quarter of fiscal 2009 and backorders that also shipped in fiscal 2009’s first quarter. More importantly, our success in fiscal 2008 should be measured by the many contracts we were awarded which have already begun to positively impact our fiscal 2009 performance. We invested heavily in our growth in fiscal 2008 in order to be able to address both these opportunities, as well as several large projects that are quite active in our pipeline. Our expanded operations, strengthened infrastructure and enhanced sales and marketing team are designed to address the rapid growth we anticipate in fiscal 2009.”

- MORE -

Sharps Compliance Corp. Reports Fourth Quarter and Fiscal Year 2008 Results
September 29, 2008

Fourth Quarter Fiscal 2008 Operating Performance
Gross margin was 34% in the fourth quarter of fiscal 2008, down from 39.5% in the fourth quarter of fiscal 2007. The reduction in gross margin was primarily a result of incremental air freight costs incurred in the quarter for Pitch-It™ IV Poles in order to promptly fulfill backorders that grew due to supplier issues. These issues were resolved in July 2008. In addition, approximately $150,000 in shipments that would have occurred in the fourth quarter were shipped in the fiscal 2009 first quarter which ends September 30, 2008.

Selling, general and administrative (SG&A) expenses were $1.3 million in the fourth quarter of fiscal 2008 compared with $1.1 million in the same period of the prior year and $1.2 million in the third quarter of fiscal 2008. Higher SG&A expenses reflect increases in sales and marketing staff and activities, expanded square footage under lease and investor relations efforts. The Company also recorded a special charge of $67 thousand in the quarter ended June 30, 2008 related to severance costs.

Net loss was $456 thousand, or $0.04 per diluted share, for the fourth quarter of fiscal 2008 compared with a net loss of $10 thousand, or $0.0 per diluted share, in the fourth quarter of fiscal 2007.

Fiscal Year 2008 Review
Gross margin for fiscal 2008 decreased to 40% compared with 42% for fiscal 2007 due to increased costs, product and customer mix, and unplanned inbound shipping expenses. SG&A for fiscal 2008 was $4.8 million compared with $3.9 million in the same period of the prior fiscal year. The increase reflects higher non-cash stock-based compensation expense, recruiting fees and similar expenses as noted for the fourth quarter.

Net income was $82 thousand, or $0.01 per share, for fiscal 2008, compared with net income of $785 thousand, or $0.06 per diluted share, for fiscal 2007. The weighted average shares outstanding for fiscal 2008 were 13.5 million, up from 12.3 million for fiscal 2007 reflecting increased stock options exercised during the year.

Liquidity and Balance Sheet Strength
Cash and cash equivalents were $2.0 million at June 30, 2008, down from $2.2 million at March 31, 2008 and $2.1 million at June 30, 2007. Cash generated from operations of approximately $0.5 million and proceeds from stock option exercises of about $0.6 million in fiscal 2008 were offset by capital expenditures of $1.1 million which included the purchase of a treatment facility in Carthage, Texas plus associated facility improvements and additions.

At June 30, 2008, stockholders’ equity and total assets were $2.9 million and $5.7 million, respectively, up from $2.2 million and $4.7 million at June 30, 2007, respectively. Although, Sharps maintains a $2.5 million line of credit with JPMorgan Chase, no amounts were outstanding at June 30, 2008. The line of credit is available to finance working capital, expansion and/or potential acquisition opportunities.

Dr. Kunik added, “During fiscal 2008, we developed an infrastructure that will handle significantly larger orders which we are now realizing as a result of our efforts to diversify the markets we address. We see the pharmaceutical manufacturers, government and retail markets expanding rapidly as the push to properly dispose of syringes and other medical waste created by small quantity generators driven by efforts to maintain a safe, healthy and clean environment continues to gain greater support. Fiscal 2008 was a year of major transition and development, and we are starting fiscal 2009 already boasting record billing levels in the near-finished first quarter. We expect the rest of fiscal 2009 to continue to reflect our successes in sales.”

- MORE -

Sharps Compliance Corp. Reports Fourth Quarter and Fiscal Year 2008 Results
September 29, 2008

Strong Outlook for Fiscal 2009 led by Expected Record Billings in the First Quarter
The Company expects billings to increase approximately 30%, to $4.7 million, in the first quarter of fiscal 2009 compared with $3.6 million in the first quarter of fiscal 2008. Increased sales to the pharmaceutical and retail markets are expected to drive the increase from the renewal of the Company’s first Patient Support Program as well as contracts won for Patient Support Programs with two additional pharmaceutical manufacturers. The retail market growth is from pharmacies and retail medical clinics increasing their use of the Sharps Disposal By Mail Systems® for the flu shot season.

Product Line Innovation to Increase Market Penetration
The Company recently launched a number of new product lines to further penetrate the existing market of small quantity generators of medical waste. These products are expected to generate new sales opportunities in fiscal 2009 and beyond.

The RxTakeAway™ line of products was launched in September 2008 and is specifically designed for individual consumers and community facilities, such as assisted living, long-term care, hospice and correctional operations, to safely dispose of unused pharmaceuticals and medications. The product line is also being marketed to national pharmacy chains as a part of “take back” programs to provide their customers with an alternative to disposing of unused medications by flushing or placing in the trash.

The Company launched the Medical Professional Sharps Disposal by Mail System® in June 2008, a larger version of its flagship products specifically designed to meet the needs of physicians’ and dentist clinics or offices.

Update on California Senate Bill 1305
Effective September 1, 2008, California Senate Bill 1305 requires the proper disposal of home-generated sharps waste (syringes, needles, lancets, etc.) to protect the general public and workers from potential exposure to contagious diseases as well as health and safety risks when improperly disposed biohazard waste enters the public waste stream. The Bill specifically acknowledges mail-back programs, like the Sharps Disposal by Mail System®, as one of the most convenient alternatives for the collection and destruction of home-generated sharps.

Dr. Kunik concluded, “The catalysts that we have needed to drive the recognition of the value of our products have begun to ignite. We have unprecedented numbers of inquiries regarding our products, and our sales force is being readily received by the government offices of cities and counties that realize they must offer solutions to the individuals in their jurisdictions for the disposal of medical waste.”

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for small quantity generators of medical waste and unused pharmaceuticals. The Company’s flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”). The Company also offers a number of products specifically designed for the home healthcare market and products for the safe disposal of unused pharmaceuticals, RxTakeAway™. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance’s solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

- MORE -

Sharps Compliance Corp. Reports Fourth Quarter and Fiscal Year 2008 Results
September 29, 2008

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com

Safe Harbor Statement
The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

For more information contact:	- OR -
David P. Tusa Executive Vice President, Chief Financial Officer & Business Development	Tammy Poblete Kei Advisors LLC Investor Relations

Phone: (713) 660-3514 dtusa@sharpsinc.com	Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com

FINANCIAL TABLES FOLLOW.

- MORE -

Sharps Compliance Corp. Reports Fourth Quarter and Fiscal Year 2008 Results
September 29, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Consolidated Statements of Income (Loss)
(unaudited)

	Three-Months Ended			Twelve-Months Ended
	June 30,		%	June 30,		%
	2008	2007	Change	2008	2007	Change
	(Unaudited)	(Unaudited)

Revenue	$2,771,297	$2,889,704	(4.1)%	$12,840,911	$11,956,016	7.4%

Cost of revenue	1,835,827	1,747,742	5.0%	7,725,921	6,942,567	11.3%
Gross profit	935,470	1,141,962	(18.1)%	5,114,990	5,013,449	2.0%
Gross margin	33.8%	39.5%		39.8%	41.9%
SG&A expense	1,267,656	1,114,489	13.7%	4,782,532	3,945,642	21.2%
Special charge	67,541	-	100.0%	67,541	138,000	(51.1)%
Depreciation and amortization	72,312	60,500	19.5%	265,613	202,502	31.2%

Operating income (loss)	(472,039)	(33,027)		(696)	727,305
Operating margin	(17.0)%	(1.1)%		0.0%	6.1%
Other income	12,254	22,973		85,715	78,575

Net income (loss) before income taxes	(459,785)	$(10,054)		$85,019	$805,880
Income taxes	3,438			(3,446)	(21,180)
Net income (loss)	(456,347)	$(10,054)		$81,573	$784,700

Net income (loss) per share
Basic	(0.04)	-		$0.01	$0.07
Diluted	(0.04)	-		$0.01	$0.06

Weighted Average Shares Outstanding
Basic	12,561,337	11,894,855		12,313,160	11,161,367
Diluted	12,561,337	11,894,855		13,540,381	12,338,047

- MORE -

Sharps Compliance Corp. Reports Fourth Quarter and Fiscal Year 2008 Results
September 29, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Consolidated Balance Sheet
	6/30/2008	6/30/2007

ASSETS:
Current assets:
Cash and cash equivalents	$2,035,219	$2,134,152
Restricted cash	10,010	10,010
Accounts receivable, net	1,183,975	1,330,731
Inventory	580,861	364,005
Prepaid and other assets	359,894	186,101
Total current assets	4,169,959	4,024,999
Property and equipment, net	1,375,657	590,567
Intangible assets, net	130,702	75,002
Total assets	$5,676,318	$4,690,568

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$778,423	$557,302
Accrued liabilities	432,971	613,851
Current portion of deferred revenue	1,063,016	883,678
Current maturities of capital lease obligations	-	1,809
Total current liabilities	2,274,410	2,056,640
Long-term deferred revenue	516,372	392,803
Other	-	72,000
Total liabilities	2,790,782	2,521,443
Stockholders’ Equity:
Total stockholders' equity	2,885,536	2,169,125
Total liabilities and stockholders' equity	$5,676,318	$4,690,568

- MORE -

Sharps Compliance Corp. Reports Fourth Quarter and Fiscal Year 2008 Results
September 29, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)

	Three-Months Ended June 30,				Twelve-Months Ended June 30,
	2008	% Total	2007	% Change	2008	% Total	2007	% Change
BILLINGS BY MARKET:
Health Care	$1,663,849	59.3%	$1,959,756	(15.1)%	$7,293,267	55.3%	$7,327,530	(0.5)%
Hospitality	287,939	10.3%	239,780	20.1%	1,202,330	9.1%	878,100	36.9%
Professional	218,986	7.8%	182,256	20.2%	748,919	5.7%	615,014	21.8%
Commercial	204,345	7.3%	111,179	83.8%	617,390	4.7%	528,915	16.7%
Agriculture	139,032	5.0%	75,303	84.6%	502,878	3.8%	515,281	(2.4)%
ProTec	109,345	3.9%	104,810	4.3%	457,788	3.5%	416,307	10.0%
Retail	79,538	2.8%	186,177	(57.3)%	1,124,040	8.5%	1,107,442	1.5%
Government	45,493	1.6%	29,466	54.4%	204,403	1.6%	177,790	15.0%
Other	36,983	1.3%	24,923	48.4%	144,120	1.1%	128,810	11.9%
Pharmaceutical	20,187	0.7%	46,274	(56.4)%	889,766	6.7%	553,885	60.6%
Subtotal	2,805,697	100.0%	2,959,924	(5.2)%	13,184,901	100.0%	12,249,074	7.6%
GAAP Adjustment *	(34,399)		(70,220)	(51.0)%	(343,990)		(293,058)	17.4%
Revenue Reported	$2,771,298		$2,889,704	(4.1)%	$12,840,911		$11,956,016	7.4%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

- END -